Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-218952
Dated June 27, 2017

Transcript of video presentation:
"Hi, I'm Jerry Kindsfather.  I'm the chairman of the board of Los Alamos National Bank.  On behalf of myself and the board, I want to wish a great day to everybody that works here at LANB.  I've been on this board for over 33 years and banked here for over 35 years, so you can see that I'm totally committed to this bank.  There's no greater organization I think to work for and to be part of.  And it is the hard work and due diligence that all of our employees put out every day that has made us get to the level that we have.  I wish you continued hard work and good luck.  Thank you."

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The Company has filed a registration statement (including a prospectus), which is preliminary and subject to completion, with the Securities and Exchange Commission for the offering mentioned in the annual meeting presentation of which this video is a part.  Before you invest, you should read the prospectus in that registration statement and the other documents that the Company has filed with the Securities and Exchange Commission for more complete information about the Company and the offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Company, Boenning & Scattergood, Inc., as our financial advisor for the offering, or Continental Stock Transfer & Trust Company, as our subscription agent in the offering, will arrange to send you a prospectus, once available, if you request it by contacting the Company at (505) 662-5171, Boenning & Scattergood at (866) 326-8186 or trinityinfo@boenninginc.com or Continental at (917) 262-2378.